Exhibit 99(1)



FOR IMMEDIATE RELEASE

                                                        Contact:  Dottye Robeson
                                                         Chief Financial Officer
                                                             Phone: 574-722-3855
                                                              Fax:  574-722-3857



                      LOGANSPORT FINANCIAL CORP. ANNOUNCES
             ODD-LOT TENDER OFFER AND QUARTERLY DIVIDEND DECLARATION

Logansport, Indiana - (May 27, 2004) - Logansport Financial Corp. (NASDAQ Small Cap Market: LOGN) today announced that tomorrow it will commence a tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close of business on May 18, 2004. The Company will pay $22.50 for each share properly tendered by an eligible shareholder. This price is based upon current market prices. Yesterday's closing sale price for a share of its common stock as reported on the National Association of Securities Dealers Automated Quotation System Small Cap Market was $19.68 per share.

The offer is not conditioned on the receipt of any minimum number of tenders. The Company has reserved the right to withdraw the offer if it determines that it is inadvisable to proceed with the offer for any reason.

If after completion of the purchase offer there are fewer than 300 shareholders of record, Logansport Financial Corp. intends to deregister its common stock with the Securities and Exchange Commission and become a private company. If, after the completion of the tender offer, Logansport Financial Corp. does not have fewer than 300 shareholders, the Board of Directors will likely consider other options to reduce the number of shareholders.

Shareholders  and  investors  are  urged to read  Logansport  Financial  Corp.'s
Schedule 13E-3 being filed tomorrow with the SEC in connection with this tender offer, which includes the Offer to Purchase for Cash. These materials contain important information including the various terms and conditions to the offer.

Investors may obtain copies of Logansport Financial Corp.'s Schedule 13E-3 for free from the SEC at the SEC's website (www.sec.gov) or from Logansport Financial Corp. Questions or requests for documents also may be directed to Dottye Robeson, Chief Financial Officer of Logansport Financial Corp at (574) 722-3855 or Registrar and Transfer Company, the Information Agent for the offer, by telephone at (800) 368-5948 (toll free) or in writing at 10 Commerce Drive, Cranford, New Jersey 07016.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of Logansport Financial Corp.'s common stock. The offer is being made solely by the Offer to Purchase for Cash and the accompanying Letter of Transmittal, each dated May 28, 2004, which are being mailed to shareholders tomorrow. The Offer will expire at 5:00 p.m. Eastern Daylight Saving Time on June 29, 2004, unless otherwise extended or earlier terminated. Eligible shareholders who would like to accept the offer must tender all shares that they own. Partial tenders will not be accepted.

Additionally, Logansport Financial Corp. announced today that its Board of Directors has declared a cash dividend of $0.14 per share of its Common Stock for its fiscal quarter ended March 31, 2004. The dividend is payable on July 12, 2004, to the holders of record on June 21, 2004.